Exhibit 99.1

FOR IMMEDIATE RELEASE

June 16, 2011

COMPANY TO SELL INTERESTS IN SILVER PROJECTS

June 16, 2011 – Infrastructure Materials Corp. (OTCBB: IFAM) (the “Company”) is pleased to announce that its wholly-owned subsidiary, Silver Reserve Corp. (“SRC”), has signed a letter of intent (the “Letter”) with MGold Resources Inc. (TSX-V: MNI) (“MGold”) to sell 50% working interests in SRC’s Silver Queen Claim Group and Klondyke Claim Group.  Pursuant to the Letter, MGold will incur exploration expenditures totaling $4,000,000 and pay SRC $2,000,000 to acquire a 50% interest in the Silver Queen Claim Group.  Similarly, MGold will incur exploration expenditures totaling $1,350,000 and pay SRC $265,000 to acquire a 50% interest in the Klondyke Claim Group.  SRC will retain a 50% joint venture interest in both properties.  The terms of the Letter provide for MGold’s exploration expenditures to occur over a 30-month period and the payments to SRC to occur over a 27-month period.

The completion of the transactions contemplated in the Letter are subject to a number of conditions, including the prior approval by the TSX Venture Exchange, and the completion by MGold of a minimum financing of $1,000,000 before September 1, 2011.

SILVER QUEEN PROPERTY

The Silver Queen Silver property (the “Silver Queen Property”) is located in the Red Mountain Mining District of Esmeralda County, Nevada and is comprised of 147 unpatented mineral claims covering an area of approximately 2,996 acres.  The Company has obtained a Technical Report pursuant Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects dated May 29, 2010 for the Silver Queen Property.  The Silver Queen Property is situated 25 miles west of the historic mining town of Silver Peak, Nevada. The district is characterized by the occurrence of steeply dipping epithermal silver-bearing quartz-calcite veins, and can carry significant amounts of silver-bearing minerals.  The Silver Queen Property is underlain entirely by Tertiary volcanic rocks and most of it is within the boundary of a collapsed caldera.

In 2008, the Company conducted a very limited drilling campaign which consisted of 2 Reverse Circulation (“RC”) and 2 Diamond Drill Holes (“DDH”) in the Mohawk area, as well as 4 RC holes in the northern part of the property. Two of the holes near the Mohawk Mine, core hole MOR3 and RC hole CM01 encountered extensive and well mineralized zones of silver within the vein and host altered host rock and are described as follows:

DDH	Depth ft.	Depth ft.	Depth ft.	Silver
MOR3	From	To	Total	(oz/t)
	345	350	5	14.54
	350	355	5	7.12
	355	360	5	7.08
	360	365	5	9.63

The altered zone in MOR3 returned a 95 ft intersection (true width about 60 ft.) grading 4.05 oz/t silver from 325 to 420 ft including a higher grade zone with a weighted average of 9.59 oz/t silver over 20 ft (345-365 ft).

RC Hole	Depth ft.	Depth ft.	Depth ft.	Silver
CM01	From	To	Total	(oz/t)
	357	362	5	6.84
	362	367	5	5.35
	367	372	5	4.74
	382	385	3	9.72
	385	390	5	12.44
	390	395	5	8.93

The altered zone in CM01 as provided above returned a 60 ft wide (true width about 38 ft.) intersect grading 4.70 oz/t silver from 340 to 400 ft including two higher grade zones with weighted averages of 5.64 oz/t silver over 15 ft from 357 to 372 ft, and 10.46 oz/t silver over 13 ft from 382 to 395 ft.  Both of the above mentioned holes were drilled to test the extension and to verify the mineralization in the area of the Mohawk Mine.  From surface mapping it appears the Mohawk vein system runs for about 1.8 miles along strike which could lead to a considerable resource should the width and grades hold out as in the Mohawk mine area. A drill program is currently being planned.

KLONDYKE PROPERTY

The Klondyke property (the “Klondyke Property”) is located in the Klondyke Mining District in Esmeralda County, Nevada, 15 miles south of the town of Tonopah, Nevada. The Klondyke Property is comprised of 118 mineral claims covering an area of approximately 2,438 acres and is situated 5 miles southeast of Allied Nevada Gold’s (“ANV”) Hasbrouck Property.

Historic mining activity on the Klondyke Property is evidenced by numerous prospect pits, adits and shafts.  In 2006 and 2007 the Company mapped the Klondyke Property and a series of high angle NW and NE trending faults were identified in the field. Also during this mapping campaign, 6 sampling grids were established and rock chips and soil samples collected.  Sampling on Grid 2 show that silver-copper-lead and zinc anomalies are usually oriented along NE trends which are in proximity to an intrusive body. In the main area of the workings white quartz veining containing black manganese and iron oxides trend NW and is traceable for 800 ft before dipping below the overburden to the south.  The veins in this area range from 5-20 ft wide and appear to be sheeted.

About 200 rock samples from this program yielded encouraging silver grades from four different areas. Some good gold grades were provided as well.  The best assays and are shown in the following table:

Target Area No.	Sample No.	Silver (oz/t)	Gold (g/t)	Cu (%)	Lead (%)	Zinc (%)
1	KD293376	193	0.08	1.44	1.66	0.17
“	KD293282	47	0.19	0.29	0.27	0.07
“	CKD1	5.2	2.22	0.12	3.17	0.07
2	KD293386	8.5	0.03	0.03	0.22	0.44
“	RKD3	0.75	0.05	0	0.07	0
3	KD293325	12.1	1.75	0.10	0.61	0.08
“	KD293382	35	0	0.29	2.74	0.19
4	KD293341	6.9	2.39	0.04	0.24	0.07
“	KD293254	9.9	0	0.04	0.41	0.06

The Klondyke Property abuts the southern boundary of ANV’s Kondike Flats Property.  A drilling program on the Klondyke Property is being planned.

Management is pleased with the proposed sale of 50% interests in the Silver Queen and Klondyke Projects to MGold and believes that MGold will be a great working partner on these precious metal projects.

Infrastructure Materials Corp. is an exploration stage mining company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada and precious metal properties in Nevada.

For more information, please contact:
Mason Douglas, President
Phone 866-448-1073
Fax 775-322-4458
Email: info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information. The reader is cautioned not to place undue reliance on forward-looking statements.